Exhibit 22
Subsidiary Issuer of Guaranteed Securities
As of September 30, 2025, Becton, Dickinson and Company (“BD”) is the guarantor of the senior unsecured registered notes listed below issued by Becton Dickinson Euro Finance S.à r.l. (“BD Finance”). BD owns, directly or indirectly, 100% of BD Finance.

Becton Dickinson Euro Finance S.à r.l.
1.208% Notes due June 4, 2026
0.334% Notes due August 13, 2028
3.553% Notes due September 13, 2029
1.213% Notes due February 12, 2036
4.029% Notes due June 7, 2036
1.336% Notes due August 13, 2041